Exhibit 99

News
Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG issues statement regarding change to customer assortment

PITTSBURGH, Feb. 28, 2018 - PPG (NYSE:PPG) today announced that late in the day on Feb. 27, 2018, Lowe’s informed PPG that it will discontinue the sale of OLYMPIC® brand paints and stains in its U.S. retail stores, effective mid-2018.

PPG has had a long-standing relationship with Lowe’s, which provided a primary sales channel for a number of PPG’s brands, including its time-honored Olympic brand paints and stain products. While PPG is disappointed with Lowe’s decision, PPG believes this will create an opportunity to expand the distribution of its products, including Olympic brand products, through PPG stores, dealers and other distribution partners. Olympic has been America’s most trusted stain brand since 1938 and recently rated among the top stains by a leading independent consumer rankings magazine. PPG remains confident in its long-term strategy to support customers and looks forward to expanding the Olympic brand and its strong portfolio of paints and stains to new points of distribution.

Sales at Lowe’s stores in the U.S. represent less than $300 million of PPG’s annual sales. PPG plans to aggressively and appropriately adjust its cost structure to adapt to this change in its business. PPG continues to value its longstanding relationship with Lowe’s and will continue to supply certain specialty building materials to Lowe’s stores.

PPG’s architectural paints, stains and coatings products are distributed through a diverse network that includes more than 900 company-owned stores, more than 4,000 independent dealers, and approximately 8,000 major retailer locations.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to PPG’s plans to adjust its cost structure and to expand the distribution of its products to new points of distribution. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including the timing and success of these actions, and the other risks and uncertainties discussed in PPG’s periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.8 billion in 2017. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.
Olympic is a registered trademark of PPG Architectural Finishes, Inc.
Lowe’s is a registered trademark of LF, LLC.